Exhibit 107

Filing Fee Table

Form S-8
(Form Type)

Aebi Schmidt Holding AG
(Exact Name of Registrant as Specified in its Charter)

Table 1:  Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Equity	Common Stock, $1.00 par value	Rule 457(c) and Rule 457(h)	1,437,058(2)	$11.67	$16,770,466.90	$0.00015310	$2,567.56
Equity	Common Stock, $1.00 par value	Rule 457(c) and Rule 457(h)	832,133(3)	$11.67	$ 9,710,992.11	$0.00015310	$1,486.75
Total Offering Amounts					$26,481,459.01		$4,054.31
Total Fee Offsets							—
Net Fee Due							$4,054.31

1.
Amounts registered under this column include any additional shares of Registrant Common Stock that may become issuable pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act’).

2.
Represents shares of common stock, par value $1.00 per share (“Common Stock”), of Aebi Schmidt Holding AG (the “Registrant”), issuable under equity awards that were outstanding under The Shyft Group, Inc. 2016 Stock Incentive Plan or The Shyft Group, Inc. 2016 Stock Incentive Plan, as amended as of May 2023 immediately prior to the consummation of the Merger.  Such awards were assumed by the Registrant and converted into awards for shares of Registrant Common Stock, with the number of shares issuable subject to a conversion ratio of 1.040166432 shares of Registrant Common Stock per share of Shyft Common Stock.

3.
Represents shares of Registrant Common Stock corresponding to 800,000 shares of Shyft Common Stock authorized for issuance under The Shyft Group, Inc. Stock Incentive Plan (the “Shyft 2025 Plan”), determined using the conversion ratio of 1.040166432.  No shares of Shyft Common Stock were subject to outstanding awards under the Shyft 2025 Plan as of the effective time of the Merger.

4.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act.  The Proposed Maximum Offering Price per Unit and the Maximum Aggregate Offering Price are based on the average of the high ($12.32) and low ($11.95) prices of Shyft Common Stock as reported on The Nasdaq Stock Exchange on June 24, 2025, in reliance on Rule 457(f), and divided by 1.040166432.

5.	Amount of Registration Fee is rounded to the nearest cent.